UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 22, 2016
(Date of Earliest Event Reported): November 17, 2016

Tyson Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware
(State of incorporation or organization)

001-14704
(Commission File Number)

71-0225165
(IRS Employer Identification No.)

2200 West Don Tyson Parkway, Springdale, AR 72762-6999
(479) 290-4000
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Not applicable
(Former name, former address and former fiscal year, if applicable)

___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

CEO Transition. On November 17, 2016, the Board of Directors of Tyson Foods, Inc. (together with its subsidiaries, the “Company”), announced that, effective December 31, 2016, Tom Hayes will become President and Chief Executive Officer (“CEO”) of the Company. He is also joining the Board of Directors effective immediately. Mr. Hayes was previously promoted to President on June 13, 2016. Mr. Hayes is a 29-year veteran of the consumer products industry. Prior to his role as President, Mr. Hayes was the Chief Commercial Officer at the Company, overseeing all North American sales, in addition to the food service prepared foods line of business. In connection with his appointment to CEO, Mr. Hayes entered into a second amended and restated employment contract (the “Hayes Contract”).

The Hayes Contract provides for, among other things, an annual base salary of $1,150,000, participation in the Company’s annual performance incentive programs on terms and in amounts as determined by the Compensation and Leadership Development Committee (“CLDC”), eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the CLDC, and participation in the Company’s benefit plans. The Hayes Contract also provides that upon a termination by the Company (other than for “cause” or by reason of death or permanent disability) or if Mr. Hayes resigns for “good reason”, the Company will pay Mr. Hayes an amount equal to two years of his base salary and two times his target annual cash bonus, to be paid out over two years, plus continued medical coverage for up to 18 months. Additionally, Mr. Hayes is entitled to personal use of Company-owned aircraft in a manner consistent with the Company’s policy governing aircraft use; for fiscal year 2017, the CLDC has approved up to 50 hours of personal use by Mr. Hayes of Company-owned aircraft. Current Company policy is to “gross up” for tax purposes any approved personal use of Company-owned aircraft. The Hayes Contract contains a non-competition restriction for a period of 24 months post termination; the non-competition restriction has been broadened and is longer than the non-competition restriction contained in his previous contract (previously it was for 12 months post termination.) The Hayes Contract also contains a 36 month post-termination non-solicit restriction.

The foregoing description is qualified by reference to the full text of the Hayes Contract, which is filed as Exhibit 10.1 attached hereto and is incorporated by reference in its entirety into this Item 5.02.

Mr. Hayes does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

On November 21, 2016, the Board also announced that Donnie Smith will step down as the CEO, effective December 31, 2016. Previously, on June 13, 2016, Mr. Smith stepped down as the Company’s President. In connection with Mr. Smith’s announced departure, the Company and Mr. Smith entered into a transition, non-compete and consulting agreement (the “Smith Transition Agreement”). As part of the Smith Transition Agreement, Mr. Smith has agreed to an expanded non-competition agreement which extends the duration of his existing non-competition agreement from 12 months to 24 months post-termination. The Smith Transition Agreement also contains a 36 month non-solicit restriction. Pursuant to the Smith Transition Agreement, Mr. Smith will receive severance payments under the terms of his employment contract commensurate with a termination without “cause”. These benefits include continued payments of Mr. Smith’s base salary for a period of three years, vesting of his performance shares, on a pro-rata basis determined by taking the total number of days Mr. Smith was employed during the applicable performance period divided by the total number of days of such performance period, but only to the extent the performance criteria are satisfied. With respect to stock options held by Mr. Smith at the date of his separation, such grants will vest 100% at the time of Mr. Smith’s separation. In addition, with respect to restricted stock held by Mr. Smith at the date of separation, such grants will vest 100% at the time of Mr. Smith’s separation. The Smith Transition Agreement also contemplates a three year consulting term during which Mr. Smith has agreed to provide consulting services to the Company as requested by the Board or its designee or the CEO in exchange for an annual fee of $2,300,000. The Board believes that entering into such an arrangement is in the best interests of the Company and will provide for a smooth and seamless transition of CEO duties.

The foregoing description is qualified by reference to the full text of the Smith Transition Agreement, which is filed as Exhibit 10.2 attached hereto and is incorporated by reference in its entirety into this Item 5.02.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.    Description

10.1	Amended and Restated Employment Agreement dated as of November 17, 2016, entered into between the Company and Thomas P. Hayes.

10.2	Transition, Non-Compete, and Consulting Agreement dated as of November 17, 2016, between the Company and Donald J. Smith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: November 22, 2016	By:	/s/ Dennis Leatherby

	Name:	Dennis Leatherby
	Title:	Executive Vice President and
Chief Financial Officer